Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES IMPROVED SECOND QUARTER 2011 RESULTS

~ Narrows Q2 Operating Loss by More Than $50M ~

~ Announces Expanded Credit Facility and Debt Repayment on Term Loan ~

~ Introduces Q3 Guidance ~

New York, New York — August 19, 2011 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 543 retail stores, today announced results for the second quarter ended July 30, 2011.  For the second quarter of fiscal year 2011, net sales were $228.6 million, as compared to $243.3 million for the second quarter of fiscal year 2010.  Comparable store sales for the second quarter of fiscal year 2011 decreased 3.4% with a significant reduction in markdowns versus a comparable store sales decrease of 1.8% in the prior year second quarter.

Operating loss for the second quarter of fiscal year 2011 was $15.1 million, reflecting a significant improvement from the prior year’s second quarter operating loss of $66.0 million.  The prior year’s operating loss included $17.8 million of previously disclosed restructuring and asset impairment charges.

Net loss for the second quarter of fiscal year 2011 narrowed to $15.4 million, or $0.25 per diluted share, with a negative effective tax rate of 1.1%.  This compares to the prior year net loss of $88.5 million, or $1.49 per diluted share, with a negative effective tax rate of 33.7%.  On a non-GAAP basis, normalizing taxes to eliminate the valuation allowance recorded in the second quarter of fiscal year 2011, the Company’s adjusted net loss for the second quarter of fiscal year 2011 was $9.3 million, or $0.15 per diluted share.  On a non-GAAP basis, excluding restructuring and asset impairment charges and normalizing taxes to eliminate the valuation allowance adjustments, the Company’s adjusted net loss for the second quarter of fiscal year 2010 was $29.3 million, or $0.49 per diluted share.  Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release.

Gregory Scott, New York & Company’s CEO, stated:  “Our second quarter results improved significantly from the prior year.  Customers continued to respond favorably to our improved wear-to-work assortments including suiting separates and dresses.  We also advanced our multi-channel growth initiative with strong results reported in our outlet division and more than a 50% sales increase in our eCommerce business.  While there were several positives in the quarter that demonstrate progress toward our goals, weakness in our casual assortment combined with significantly less clearance merchandise than last year led to a comparable store sales decline.”

Mr. Scott continued:  “As we begin the third quarter, we expect to build upon our success in wear-to-work, which increases as a percentage of our sales in the fall season.  We anticipate continued softness in our casual business during the quarter as we implement strategic initiatives which will be reflected in the spring 2012 season.  As anticipated, fiscal year 2011 remains a transition year and while we’ve made some tangible progress we look forward to further building on our merchandising, marketing, and multi-channel strategies as we move beyond this year and into 2012.”

During the quarter, the Company accomplished the following:

•                                  The Company’s eCommerce store delivered strong sales growth of more than 50%.  In addition, the Company successfully launched its mobile commerce site.

•                                  Gross profit as a percentage of net sales improved by 1,230 basis points versus the prior year, driven primarily by significantly lower levels of markdowns.  In addition, the Company leveraged buying and occupancy costs despite lower net sales.

•                                  Selling, general and administrative expenses remained well controlled, decreasing by $7.1 million, or 130 basis points, versus the prior year after excluding $15.7 million of non-cash charges recorded in the second quarter of fiscal year 2010.

•                                  Inventory remained tightly managed with total quarter-end inventory declining by 8.4%, as compared to the end of last year’s second quarter and declining by 2.0% on an average store basis.

•                                  The Company ended the quarter with $36.2 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

•                                  The Company remodeled five existing stores and closed 10 stores, ending the quarter with 543 stores, including 24 outlet stores, and 2.9 million selling square feet in operation.

For the six months ended July 30, 2011, net sales were $467.9 million, as compared to $480.3 million for the six months ended July 31, 2010.  Comparable store sales decreased 0.4% for the six months ended July 30, 2011, as compared to a 0.5% increase in the prior year period.  Operating loss for the six months ended July 30, 2011 was $18.7 million, reflecting a significant improvement from the prior year’s operating loss of $74.7 million.  The prior year’s operating loss included previously disclosed restructuring and asset impairment charges totaling $17.8 million recorded in the second quarter of fiscal year 2010.  Net loss for the six months ended July 30, 2011 narrowed to $19.1 million, or $0.32 per diluted share, with a negative effective tax rate of 0.6%.  This compares to the prior year net loss of $93.3 million, or $1.57 per diluted share, with a negative effective tax rate of 24.3%.  On a non-GAAP basis, normalizing taxes to eliminate the valuation allowance recorded during the six months ended July 30, 2011, the Company’s adjusted net loss for the six months ended July 30, 2011 was $11.5 million, or $0.19 per diluted share.  On a non-GAAP basis, excluding restructuring and asset impairment charges and normalizing taxes to eliminate the valuation allowance adjustments, the Company’s adjusted net loss for the six months ended July 31, 2010 was $34.2 million, or $0.58 per diluted share.  Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release.

Credit Facility

The Company recently amended the terms of its credit facility with Wells Fargo Bank, N.A., to effectively increase the maximum credit available under the facility to $100 million, reflecting a $10 million increase from the Company’s previous credit agreement.  The amended credit facility consists of a $75 million revolving credit facility plus a fully committed accordion feature providing for the increase up to $100 million at the Company’s discretion.  The term of the amended credit facility was extended to August 10, 2016, securing this increased liquidity for five years.  Concurrently with the closing of the amended credit facility, the Company repaid in full the remaining outstanding balance of its existing term loan in the amount of $4.5 million, fully extinguishing this long-term debt.  The Company currently has no outstanding borrowings under its new facility.

Outlook

The Company is providing the following outlook for the third quarter reflecting its current business trends and expectations for the balance of the quarter, as well as reflecting the volatility in the current economic environment.

•                  Comparable store sales for the third quarter of fiscal year 2011 are expected to be down slightly versus a comparable store sales gain of 3.6% in the year ago period.  The Company will have 542 stores in operation at the end of the third quarter as compared to 579 in the prior year.

•                  Gross margins are expected to be in the range of 24.0% to 25.5%, reflecting the combination of increases in product costs coupled with higher markdowns versus the year ago period.

•                  Selling, general and administrative expenses as a percentage of net sales for the third quarter of fiscal year 2011 are expected to decrease up to 100 basis points versus the prior year.

•                  The Company expects the effective tax rate for the third quarter of fiscal year 2011 to be approximately 0%.  As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance initially recorded in the second quarter of fiscal year 2010 offsetting any future tax provisions or benefits resulting in an approximately 0% effective tax rate for GAAP purposes.

•                  The Company anticipates total inventory levels at the end of the third quarter of fiscal year 2011 to be flat versus the prior year.  On-hand inventory, which excludes inventory in-transit, is expected to be down during the early part of the third quarter, and up slightly on an average store basis at quarter end, in advance of the holiday season.

•                  While the Company expects to utilize its credit facility for certain seasonal working capital needs, it expects to end the year with no borrowings under its credit facility and no long-term debt.

•                  Capital expenditures are expected to be approximately $6.7 million for the third quarter of fiscal year 2011, as compared to $3.6 million in the prior year.  Depreciation expense for the period is estimated at $9.3 million.

•                  The Company expects to close one store and remodel five existing locations, ending the third quarter of fiscal year 2011 with 542 stores, including 26 outlet stores.

Conference Call Information

A conference call to discuss the second quarter of fiscal year 2011 results is scheduled for today Friday, August 19, 2011 at 8:00 am Eastern Time.  Investors and analysts interested in participating in the call are invited to dial 800-967-7134, referencing conference ID number 3079945, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until midnight on August 26, 2011 and can be accessed by dialing (877) 870-5176 and entering conference ID number 3079945.

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering the latest NY Style.  The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com.  The Company currently operates 543 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kristina Jorge

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended July 30, 2011	% of net sales	Three months ended July 31, 2010	% of net sales
Net sales	$228,557	100.0%	$243,317	100.0%

Cost of goods sold, buying and occupancy costs	181,633	79.5%	223,247	91.8%

Gross profit	46,924	20.5%	20,070	8.2%

Selling, general and administrative expenses	62,038	27.1%	84,864	34.8%

Restructuring charges	—	—%	1,218	0.5%

Operating loss	(15,114)	(6.6)%	(66,012)	(27.1)%

Interest expense, net of interest income	121	0.1%	164	0.1%

Loss before income taxes	(15,235)	(6.7)%	(66,176)	(27.2)%

Provision for income taxes	163	—%	22,297	9.2%

Net loss	$(15,398)	(6.7)%	$(88,473)	(36.4)%

Basic loss per share	$(0.25)		$(1.49)

Diluted loss per share	$(0.25)		$(1.49)

Weighted average shares outstanding:
Basic shares of common stock	60,953		59,396
Diluted shares of common stock	60,953		59,396

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales decrease	(3.4)%	(1.8)%
Net sales per average selling square foot (a)	$77	$76
Net sales per average store (b)	$417	$420
Average selling square footage per store (c)	5,423	5,481

(a)	Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.
(b)	Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.
(c)	Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Six months ended July 30, 2011	% of net sales	Six months ended July 31, 2010	% of net sales
Net sales	$467,911	100.0%	$480,299	100.0%

Cost of goods sold, buying and occupancy costs	358,997	76.7%	401,684	83.6%

Gross profit	108,914	23.3%	78,615	16.4%

Selling, general and administrative expenses	127,627	27.3%	152,112	31.7%

Restructuring charges	—	—%	1,218	0.3%

Operating loss	(18,713)	(4.0)%	(74,715)	(15.6)%

Interest expense, net of interest income	251	0.1%	350	0.1%

Loss before income taxes	(18,964)	(4.1)%	(75,065)	(15.7)%

Provision for income taxes	112	—%	18,267	3.7%

Net loss	$(19,076)	(4.1)%	$(93,332)	(19.4)%

Basic loss per share	$(0.32)		$(1.57)

Diluted loss per share	$(0.32)		$(1.57)

Weighted average shares outstanding:
Basic shares of common stock	60,487		59,367
Diluted shares of common stock	60,487		59,367

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(0.4)%	0.5%
Net sales per average selling square foot (a)	$157	$151
Net sales per average store (b)	$852	$830
Average selling square footage per store (c)	5,423	5,481

(a)	Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.
(b)	Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.
(c)	Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	July 30, 2011	January 29, 2011	July 31, 2010
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,215	$77,392	$19,995
Accounts receivable	10,698	9,756	17,589
Income taxes receivable	927	527	3,000
Inventories, net	83,848	82,062	91,510
Prepaid expenses	21,612	20,707	21,682
Other current assets	1,194	1,202	1,120
Current assets of discontinued operations	—	54	108
Total current assets	154,494	191,700	155,004

Property and equipment, net	130,225	144,561	159,092
Intangible assets	14,879	14,879	14,879
Deferred income taxes	3,362	3,362	3,361
Other assets	584	708	848
Total assets	$303,544	$355,210	$333,184
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$4,500	$7,500	$6,000
Accounts payable	60,002	73,611	75,408
Accrued expenses	49,919	64,072	49,728
Income taxes payable	139	260	2,265
Deferred income taxes	3,362	3,362	3,361
Current liabilities of discontinued operations	—	130	265
Total current liabilities	117,922	148,935	137,027

Long-term debt, net of current portion	—	—	4,500
Deferred rent	61,189	66,862	70,220
Other liabilities	5,625	5,576	5,533
Total liabilities	184,736	221,373	217,280

Total stockholders’ equity	118,808	133,837	115,904
Total liabilities and stockholders’ equity	$303,544	$355,210	$333,184

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Six months ended July 30, 2011	Six months ended July 31, 2010

Operating activities
Net loss	$(19,076)	$(93,332)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19,366	21,096
Loss from impairment charges	887	16,283
Amortization of deferred financing costs	108	108
Share-based compensation expense	1,898	1,056
Deferred income taxes	—	17,863
Changes in operating assets and liabilities:
Accounts receivable	(942)	(8,142)
Income taxes receivable	(400)	—
Inventories, net	(1,786)	(4,451)
Prepaid expenses	(905)	926
Accounts payable	(13,609)	3,389
Accrued expenses	(14,283)	(9,204)
Income taxes payable	(121)	1,274
Deferred rent	(5,673)	(1,800)
Other assets and liabilities	108	(39)
Net cash used in operating activities	(34,428)	(54,973)

Investing activities
Capital expenditures	(5,898)	(9,344)
Net cash used in investing activities	(5,898)	(9,344)

Financing activities
Repayment of debt	(3,000)	(3,000)
Proceeds from exercise of stock options	2,149	16
Net cash used in financing activities	(851)	(2,984)

Net decrease in cash and cash equivalents	(41,177)	(67,301)

Cash and cash equivalents at beginning of period	77,392	87,296
Cash and cash equivalents at end of period	$36,215	$19,995

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP net loss before income taxes, provision (benefit) for income taxes, net loss and loss per diluted share for the three and six months ended July 30, 2011 and July 31, 2010 are indicated below. For the three and six months ended July 30, 2011 and July 31, 2010, this information reflects, on a non-GAAP adjusted basis, the Company’s operating results after excluding the effects of restructuring and certain asset impairment charges and normalizing taxes to eliminate valuation allowance adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and earnings that the Company believes are not indicative of the Company’s operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended July 30, 2011
(Amounts in thousands, except per share amounts)	Loss before income taxes	Provision (benefit) for income taxes	Net loss	Loss per diluted share

GAAP as reported	$(15,235)	$163	$(15,398)	$(0.25)
Adjustments affecting comparability
Deferred tax valuation allowance	—	6,124	6,124	0.10
Non-GAAP as adjusted	$(15,235)	$(5,961)	$(9,274)	$(0.15)

	Three months ended July 31, 2010
(Amounts in thousands, except per share amounts)	Loss before income taxes	Provision (benefit) for income taxes	Net loss	Loss per diluted share

GAAP as reported	$(66,176)	$22,297	$(88,473)	$(1.49)
Adjustments affecting comparability
Restructuring charges (a)	2,063	(829)	1,234	0.02
New York & Company asset impairments and disposals (a)	15,725	(6,321)	9,404	0.16
Deferred tax valuation allowance and reserve for uncertain tax positions	—	48,494	48,494	0.82
Non-GAAP as adjusted	$(48,388)	$(19,047)	$(29,341)	$(0.49)

	Six months ended July 30, 2011
(Amounts in thousands, except per share amounts)	Loss before income taxes	Provision (benefit) for income taxes	Net loss	Loss per diluted share

GAAP as reported	$(18,964)	$112	$(19,076)	$(0.32)
Adjustments affecting comparability
Deferred tax valuation allowance	—	7,623	7,623	0.13
Non-GAAP as adjusted	$(18,964)	$(7,511)	$(11,453)	$(0.19)

	Six months ended July 31, 2010
(Amounts in thousands, except per share amounts)	Loss before income taxes	Provision (benefit) for income taxes	Net loss	Loss per diluted share

GAAP as reported	$(75,065)	$18,267	$(93,332)	$(1.57)
Adjustments affecting comparability
Restructuring charges (a)	2,063	(829)	1,234	0.02
New York & Company asset impairments and disposals (a)	15,725	(6,321)	9,404	0.16
Deferred tax valuation allowance and reserve for uncertain tax positions	—	48,494	48,494	0.82
Non-GAAP as adjusted (b)	$(57,277)	$(23,077)	$(34,200)	$(0.58)

(a)          The tax effect is calculated using a 40.2% effective tax rate.

(b)         Amounts may not add due to rounding.